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                                                                    EXHIBIT 99.1


                                IDEX CORPORATION

                             MODERATOR: HEATH MITTS
                                  JULY 24, 2007
                                   1:30 PM CT


Operator:             Good afternoon, my name is (Lynn) and I will be your
                      conference operator today. At this time, I would like to welcome everyone to the IDEX Corporation Second Quarter
                      Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a Question and Answer
                      Session.

                      If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad. Thank you. I will now turn the conference over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead, sir.

Heath Mitts:          Thank you operator. Good afternoon, and thank you for
                      joining our discussion of the IDEX 2nd Quarter and year-to-date 2007 financial results. Earlier today we issued a press release outlining our company's financial and operating performance for the three- and six- month periods ending June 30, 2007. The press release, along with the presentation slides to be used during today's Web cast can be accessed on our company's Web site at www.IDEXcorp.com.

                      Joining me today from IDEX management are Larry Kingsley, Chairman and CEO and Dom Romeo, Vice President and CFO. The format for our call today is as follows: First Larry will update you on our progress during the second quarter across our company and four business segments. Then Dom will take you through our financial results for the quarter.

                      Following our prepared remarks, we'll then open your call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning appropriately two hours after the call concludes by dialing the toll free number 800-642-1687 and entering Conference I.D. 5708063 or simply log onto our company home page for the Web cast replay.

                      As we begin, a brief reminder - this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission. With that I'll now turn this call over to our CEO, Larry Kingsley. Larry.

Larry Kingsley:       Thanks, Heath. We achieved record sales, income and free
                      cash flows for the quarter. We also executed extremely well with regard to our operating and customer service initiatives. Operating margin expansion of 110 basis points, is reflective of our ability to continue to leverage both growth and process improvement.

                      In the quarter, we completed the acquisition of Quadro Engineering, consistent with our plan to serve high growth in each segment. Quadro extends their capabilities in customized solutions for high value fluids which now include (unintelligible) notably in the pharma and the bio-pharmaceutical markets.


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                      I'll provide more detail on the acquisition in just a
                      moment. A quick summary of our performance for the quarter, though. Quarters were up 17%; sales were up 16%; operating margin was up 110 basis points. EPS up 19% to 51 cents and free cash flow increased 42% to $58 million. Most of the markets we serve are growing and forecast is performed well both domestically and internationally into '08.

                      As you know, we serve the process industries, specialty capital equipment, health and science applications and the retail channel for paint. All of the process industries, that is energy, chemical, pharma, water and waste water, the majority of the CAPEX equipment segments and the core of our health and science markets, again are all performing very well.

                      We're pleased with our results for the quarter and we're laying the groundwork for future growth. Our business model and strategy of niche market applied products continues to yield just great results. And as you know, we're targeting the same business profiles in the acquisitions that we're making enabling us to further build out our strategy in terms of new products, new technologies, adjacent markets and new and developing regions.

                      We will now run through each of the four segments, and we're on Slide 7. Fluid and fluid metering; we serve a large available market. We move, measure and control high value liquids, gases and solids and processes particularly where high accuracy and/or severe duty are critical. While we serve a broad market, again, our focus is refined fuels and gases, alternative energy, chemical processing, water treatment, selective high growth sanitary applications within the pharmaceutical and the food segments.

                      There are a number of market drivers that we see as continuing, most notably, energy demands coupled with constrained supply is driving capital investments to increased capacity to de-bottleneck for both processing and the supply of the refined fuels.

                      The ongoing growth and power generation and also in mining exploration continued investment and higher performance, process controls and instrumentation for chemical production, environmental regulations for clean air and water, as well as a need to address the water supply and wastewater infrastructure issues and the increasingly stringent standards for food and pharmaceutical safety and security.

                      In additional to the strong and market drivers, our expanding international capability are serving us well, as we see outstanding growth for most of the international markets. Within water and wastewater treatment markets, we continue to gain share through our expanding systems capability, and with recent orders from a very broad number of municipalities.

                      Similarly continued growth in the refined fuels and gas markets continues to drive demand for pumps, flow meters, software and complete systems used in production plants and terminals around the world. From new airports in China and the Middle East to automated fuel terminals in Western Europe to agricultural production in North America that in turn supports production, such as ethanol production. The underlying fundamentals and the market drivers vote well for sustained growth within fluid metering.

                      Dom's going to review the segment in a minute, but just in summary, fluid metering grew 31% in Q2. Operating leverage was outstanding with a reported Q2 operating margin of 21.4%. That's an increase of 130 basis points.

                      Continue to find and execute attractive acquisitions in the segment, which can in turn deliver great organic growth opportunities, particularly when coupled with our other offerings and with our global reach.


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                      Quadro Engineering is the most recent example of the fluid metering strategy at work. You look at Slide 8; Quadro is a technology leader in particle control solution for the pharmaceutical and the bio-pharmaceutical markets. Quadro is based in Waterloo, Ontario. Quadro's core capabilities include fine milling, and multiplication and special handling of liquids and solids particularly used today in laboratory pilot phase and production skilled processing for pharma and the bio-pharmaceutical application.

                      Their core technologies are a strategic expansion of our sanitary platform in both liquids and solids and they provide a strong basis for us to serve selective high-growth sanitary applications in developing markets worldwide. Quadro currently has sales of approximately $22 million and we tend to quickly expand Quadro's global rates, as well as our serve market and the sanitary applications and that's both in the pharma as well as outside of the pharma segments.

                      I'm going to turn now to health and science. We're on Slide 9. For those of you who are less familiar with the segment, we serve a large addressable market here as well. The focus is precision, engineer fluidics that are used in analytical implementation, clinical diagnostics and medical technology products. The markets are pharmaceutical, drug discovery, new applications and life sciences, diagnostic testing, dental equipments and patient care.

                      In this segment we also serve home medical applications, semi-conductor processing and a couple of niche segments, and although the health and science market continues to be very attractive, our Q2 sales performance was well below our targeted range for the business. As we mentioned previously in the Q1 call, we are exiting a couple of less attractive OEM relationships within the health and science segment. The decline in specific OEM contracts reduced revenue by more than two points of organic growth in the quarter.

                      This will continue to moderate impact growth rates in short term as we re-focus our resources to the more attractive health and science opportunities. We will further penetrate four targeted health and science segments that we believe grow well above GDP rates through and beyond our three-year planning horizon.

                      We've made just about all of the organization's investment acquired to achieve that. We're already realizing the benefits of the pull through sales in those segments with the recent acquisitions that we've made.

                      In summary, we continue to see excellent growth opportunities and are investing accordingly. In the short terms, we'll continue to prune some of the less attractive customer relationships.

                      In dispensing, on Slide 10, we're the global leader in automated dispensing and mixing equipment used to primarily today in the paints and coatings markets. In Q2, we achieved organic growth of 7% dispensing; an impressive 230 basis point improvement in operating margins and that takes us to 28.6%. So great execution by our dispensing team.

                      Our focus in dispensing continues to be in developing applied solutions for our customer, encompassing complex color formulation and highly accurate, repeatable precision dispensing technologies. There's also a steadily growing service and support component to this business, particularly as an increasing number of the retailer expand into architectural paints.

                      Our leading product position enables us to support the continued North American and European retail pain expansions, as well as respond to the changing regulations. Through the first half of '07, we continue to see strong demands at the project-based North American large retailers who are partially offset by the softness in the small lower-volume retail channel. Western Europe remains stable while Eastern Europe is growing nicely, as that market continues to adopt point of sale tinting.


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                      As we enter the third quarter of '07, we're projecting
                      flat year-over-year sales growth for the quarter due to the continued softness in the smaller US retailers and due to the project nature of this.

                      So moving now to fire and safety. As you know, we provide highly engineered pump valves, control devices and other products used in fire trucks, emergency vehicles, as well as the rescue tools used by the first responders. This segment also includes our engineered (unintelligible) business, (unintelligible). Within rescue tools, we continue to drive international market expansion.

                      Global rescue orders were filled during the quarter for airlifting bags in China, lifting bags, pipe-sealing bags, decontamination equipment in Poland, rescue tools for the Jordanian Civil Defense and a complement of cutters, spreaders, power units and other similar rescue products for departments, both in the US and globally.

                      In addition, our strategy to modify rescue tools for industrial markets continues to go well. We're now selling products to stabilize and support mining applications. Within fire suppression the investments in our Asian business development strategy are tracking to plant with recent fire winds in Beijing, Shanghai and in Malaysia. Within North America, we view the rescue vehicle market to have stabilized at a moderate growth rate with some truck builders experiencing continued growth while other truck builders are anticipating short-term slightly lower order rates.

                      Our ability to continue to grow faster than the market, due to our ability to innovate, to introduce new products, provide more product value to our customers, and as you know, that's something that we've been doing successful for quite some time.

                      BAND-IT continues to experience very strong global orders for its engineered band clamping systems used in a variety of applications in oil and gas exploration, including rig and ship platform construction and repair and underwater pipeline installation, demand also remains strong from the aerospace, the commercial and military markets.

                      In addition, increasingly sophisticated systems in rail and light rails, hybrid vehicles and medical systems are also requiring the aerospace caliber cable harnesses which are shielded from EMI and (unintelligible) interference and many demanding applications.

                      The band that just continues to expand at doing just a terrific job with IDEX like innovation, applied solutions and many different markets. All of fire and safety performed very well for the quarter, with organic growth at 10% and operating income of just under 25%. Dom's going to now review the financial results for the quarter and year-to-date including more detail with regard to our segment operating performance.

                      With that, I'll turn it over to Dom.

Dom Romeo:            Thanks, Larry. Good afternoon, everyone. I'm now on
                      Page 12, orders and sales. Orders of $339 million increased 17% from last year and 7% organically. Mostly orders were $108 million in April, $115 million in May and $116 million in June, so once again, very consistent throughout the quarter.

                      By segment the Q2 organic orders growth rate was as follows. First Fluid ad Metering Technology, that after a first quarter adjust under 11%, FMP posted an 8% increase in the 2nd Quarter, and as Larry mentioned, the growth in the various markets served continued to be strong and that's evidenced by our order trends and also the pipeline we have with projects.
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                      Health and Science was up 6%, and we do see some
                      improvement in core, analytical and IVD markets. Dispensing due to growth in Eastern Europe and improved conditions in Western Europe was up 6%, and lastly First and Safety and diversified Products was up 7% in Q2, and again we look at both backlog in our pipeline, we see growth for the second half consistent with the first half.

                      Sales of $345 million was an all-time high and again that was an increase of 16% in total and 8% on an organic basis. Turning next to Operating Margin on Page 13, operating margin at 20% increased 110 basis points from last year, and on a consolidated basis we achieved 40% plus flow-through on organic growth for the quarter. Let me just take you through the math on that.

                      Sales increased 48 million versus last year. Within that acquisitions provided 25 million of revenue at about 20% operating margins. Currency added 6 million to revenue with an estimated flow-through in the low-to-mid teens. Thus the organic revenue growth was about $17 million and the associated operating income on that was $7 million or a flow-through of over 40%. So again, as Larry mentioned, from an operating margin perspective, very strong execution and strong leverage.

                      Turning next to Income, Page 14, income from continuing operations was up 21% and EPS of 51 cents is a 19% increase from last year. The effective tax rate was 34% for Q2 and for the year, we estimated the ETR in the 34-35% range. And as I mentioned in the past, the biggest driver in terms of impact on ETR will be our geographic mix of income.

                      As a point of second half modeling internally, we're using 35% for the second half, versus the 34% we've discussed on the last call. So all in all from an earnings perspective, again very strong performance.

                      I'm on Page 15 now, Balance Sheet highlights. Debt to capitalization was 24% and our balance sheet continues to be strong. Second quarter free cash flow of $58 million was up 40% from last year and from a working capital perspective, we made some nice progress in the quarter. Sequentially, revenue increased about 4% or $11 million.

                      Exclusive of the impact of the Quadro acquisition, inventory was down slightly. Additionally we improved our monthly linearity within the quarter and receivables were essentially flat. So all in a very strong performance in a cash flow perspective.

                      Page 16, fluid and Metering Technologies, and again FMT continues to post solid financial results. Orders were up 31% in the quarter, 8% on an organic basis. Sales increased 31%, 23% from recent acquisitions and 7% on an organic basis. Again, acquisitions contributed to about 23% to the 2nd Quarter sales results for the segment, the combination of (Banjo), (Top Tech), (unintelligible) and Quadro contributed operating margins consistent with segment performance, and operating income is just over $30 million was a 39% increase from last year and up 130 basis points from last year.

                      Health and Science Technologies for the quarter, orders were up 7% on a reported basis and 6% on an organic basis. Operating income increased 4%. Operating margin of 18.4% reflected an improvement of 50 basis points versus the prior year, and as we mentioned we have two OEM contracts, one on the science side, the other in the medical products line. They're for Q2 in the next two quarters will adversely impact segment growth to about 200 basis points.


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                      Turning next to Dispensing, Page 18, orders in the quarter were up 11%, about 6% on an organic basis, sales increased 12% and organic growth was 7%, and again very strong operating margin at 28.6%. That was an increase of 30 basis points from last year.

                      Turning to Page 19, Fire Safety and Diversified Products. For the quarter, orders were up 10%, 7% on an organic basis. Sales increased 13% and organic growth was 10%. And as Larry mentioned, growth in this segment is driven by global marketing expansion combined with new product introductions. Operating income grew 11% versus last year and margin at 25% was essentially flat with last year.

                      With that, I'll turn that back to Larry.

Larry Kingsley:       Thanks, Dom. Given our ability to take share in attractive markets, we continue to invest for growth while being mindful of what is necessary to react to managed costs and those businesses that are growing at the less than IDEX targeted mid to high single digit organic rates.

                      For the back half of the year, we see continued strength in just about all of the in-markets we serve. Operational excellence enables us to continue to be more productive and further leverage our fixed cost structure. Our strategy and operational execution will continue to deliver strong performance. Commercial excellence is enabling us to continue to expand the available market for fluid metering and health and science, all enabling us to take share in all of our four segments.

                      Our international exposure continues to serve us well, and our ability to acquire great businesses like Quadro further augments our ability to grow beyond organic capability. As you know, we don't provide guidance and we don't intend to.

                      We've made more specific forward-looking statements in this quarter's release and in our prepared comments than we typically do for two reasons. One, some of the larger diversified industrial companies are experiencing slower markets than we are, and two, we wanted to speak specifically about our views of what we expect and the dispensing (unintelligible) markets for the third quarter.

                      And what we see is the opportunity for improved performance in health and science. So in summary, we believe mid- to high single-digit organic growth coupled with similar acquisition contributions will continue to deliver annual EPS growth and the range that you've seen from IDEX over the past few years.

                      For the back half of '07 we're focused on delivering within that same range and setting the stage for a great '08. With that said, we'll open the line for questions.

Operator:             At this time, I would like to remind everyone, in order to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q & A roster. Your first question comes from the line of Michael Schneider with Robert W. Baird and Company.

Michael Schneider:    Maybe first, can you hear me okay?

Larry Kingsley:       I can hear you, (Mike).


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Michael Schneider:    Maybe first we could just address the contract hit, the
                      HST in the quarter it was two points. Can you give us a sense, though, if I heard Dom correctly that continues in the second map, would that also continue in the early 2008 or by the year end do we anniversary that hit?

Larry Kingsley:       Yeah, (Mike) we're not going to delve into the specifics
                      of the OEMs. We did see about 200 basis points of adverse impact, organic growth in the quarter. That will continue and favor down through essentially the end of the year into the first quarter.

                      We don't see any impact associated with that OEM exiting beyond that timeframe and for that matter, we see fairly strong outlook from our core health and science segments otherwise, and that it analytical instrumentation segments, the IBD and Biotech segments, the various medical equipment segments, such as dental and some of the other medical capital equipment. So to frame it up, 200 basis points will taper down slowly through the end of the first quarter of '08.

Michael Schneider:    Okay, and then as far as the order rights, you did know if that order is up 6% organically. Would you attribute that to the sales force investments you made last quarter in reorganization? Would you attribute it to some change in the actual (unintelligible) markets or both? Just some color there, and then could you give us an update on where you are in that sales force initiative?

Larry Kingsley:       Absolutely, (Mike) I would start with the segments that we serve. The markets that we serve for health and science, are very attractive markets that are growing at a nice pace. And their OEM structured markets, so there is a little bit of lumpiness or order release to sales rates that varies from time to time, but if you look at those core segments of analytical instrumentation to serve the life science and pharma markets, the various diagnostic equipment segments that serve all forms of patient care for tests and for in-hospital patient care.

                      Those segments are growing nicely. We continue to see them grow to 6% organic orders growth in the quarter is reflective of the markets and their attractiveness. I think we'll still see improved performance in health and science based on the investments that we've made over the last couple of years in the front end of the business, and frankly, I won't be pleased until we're performing at the high end of the single end of the organic range that we've talked so much about.

                      In terms of organization structure within health and science, in the prepared remarks, as I commented, we have made most of the investments from re-investments on the SG&A line of as needed. I think we've got the right structure in place. We've got the people in the positions. We've got the sales leadership in place, GM talent in place to go after the targeted segments, and I think it's a matter of continuing to execute well and just take that organic orders right from six on up.

Michael Schneider:    Okay, then just one last question. (Banjo); could you give us an update on the growth rate of that business now that you've owned it for a couple of quarters and also presumably, it does have a beneficial impact to organic growth as we anniversary that acquisition as we enter into '08.

Larry Kingsley:       Sure, (Mike). We typically don't delve into the business
                      unit organic growth rates, but obviously the AG space is doing quite well. And (Banjo) is doing quite well, as a result. But also the synergies that we talked about a year ago in terms of taking the (Banjo) product into the industrial applications. It's working out very nicely. We just had a review week before last and we're actually tracking a little bit ahead of our plan and vice versa.
                      Some of the products that were taken into the (Banjo) channel seems to be generating some nice little incremental sales for us.


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                      So we're very pleased with the acquisition of (Banjo).
                      It's doing well in the home space. Now, we're thinking about how to take it to some of the international markets where essentially it's untapped and that's upside for us.

                      In terms of the organic rates for the quarter for (Banjo) year over year, (Mike) it's in the double digit range, and as you know, the anniversary date will be the beginning of the fourth quarter so right now those numbers are included in our acquisition growth rates for FMT.

Michael Schneider:    With that all should be accretive to FMTs, organic growth
                      rate, presuming the growth rate stays where it is.

Larry Kingsley:       Beginning in Q4, that's right and for '08, obviously.

Michael Schneider:    Yeah, Okay, thank you again.

Larry Kingsley:       (Mike), thank you.

Operator:             Your next question comes from the line of Terry Darling
                      with Goldman Sachs.

Terry Darling:        Just wanted to follow up on health and science. I may have missed it somewhere in the commentary or the release, but what was the acquisition impact on revenue growth in health and science in the quarter?

Larry Kingsley:       Terry, it's basically nil. The 1% is essentially organic.
                      As you know, the acquisitions were apples to apples for the quarter. So we're all organic.

Terry Darling:        Okay, and some of the comments you sort of referred to a
                      core part of the business of health and science and a non-core piece. And I want to just make sure we're clear on what the non-core piece is. Are there elements of that beyond the customer contracts that we're referring to, but you are looking to rationalize one way or the other. Have we got that understanding correct?

Larry Kingsley:       No, Terry. Basically, the focus of the health and science
                      team is in the segments of those analytical instrumentation segments which serve the variety of end markets that are pharma, life science and other drug discovery applications. The (unintelligible), medical equipment and dental equipment, the laboratory and the automation of the laboratory and then there are some select environment segments that we like a lot.

                      Beyond that in the segment, we also do serve some niche segments, things like home medicals, as an example, which is all reality isn't going to get the same degree of attention from us going forward.

                      We're selective in terms of those OEM relationships that we like, that we think are sustainable, differentiated product positions that will generate great margins from and we'll stay in those, where we don't see the same sustainable margin opportunity, we'll be opportunistic about if and when we exit. It's not going to have a big dilutive impact to the organic rate for health and science, though, for anything beyond the mid term.

Terry Darling:        Okay, let me ask you a different way. If we add the two
                      points from the impact of the contract second growth 1% goes to 3% which is still below I think where you think that business can be longer term. I'm just trying to understand where the additional drag on growth is coming from.

Larry Kingsley:       Sure. And it depends on if you're trying to bridge organic orders at 6% or the sales result at one. But bottom line is a couple things relative to just Q2 beyond those OEM contracts that we exited, and that is there is a degree of lumpiness to the OEM release rate. And one of the larger customers in general was going through a bit of an inventory correction from Q1 through Q2. We anticipate that their sales will ramp up here in mid-term. And there is - I think there's also some sales upside that'll come by way of all of that investments that I answered in the last question.

                      So, you know, if you look at the mix of market-impacted issues and things that we need to do about it largely it's on our dime for how we in the back half of the year improve our performance within the health and science phase.

Terry Darling:        Okay, and then I think you in early discussions had
                      mentioned that acquisition prices in this particular space
                      - so on health and science - you know, had moved up to levels that were not attractive to you and you were focusing on other areas. Is that still the case?

Larry Kingsley:       I would say that comment isn't universal. There are some
                      properties that we're looking at now in the health and science phase that bridge actually between fluid metering and health and science that we see as potentially interesting. And evaluations would not preclude us based on what we know about those as proprietary deals of getting them done.

                      And really, Quadro in many senses is kind of the same situation. Quadro, you know, is going to be reported in the fluid metering segment but Quadro serves the pharmaceutical and bio-pharmaceutical segments, as well as some other segments. Such as food - specialty segments within food. And in reality some of the end market drivers there are similar to the health and science drivers. And, you know, Quadro was a proprietary transaction. We like the Quadro fit very well in terms of serving those end segments. So depending how you classify that is either a fluid metering or health and science acquisition. Things like Quadro are certainly very doable for us going forward.

Terry Darling:        Okay. And lastly on margins - second quarter margins
                      actually pretty good relative to our expectations and sort of wide-range between Q1 and Q2. As we look to the back half of the year do we think more like Q2 or do we think more like Q1?

Larry Kingsley:       I think you can assume that our margin generation
                      capability is always going to be strong. We have the ability to float through very nicely on any incremental growth that's north of mid-single digit organic. And as you know from our total growth model we buy business that we can add margin to fairly quickly. And the combination of our acquisitive and our organic growth is going to continue to yield nice margin extensions.

Terry Darling:        Okay, thanks much.

Dom Romeo:            And Terry, the other thing to consider. I think when you
                      look at margin it's better served by segment. As you'll recall the second quarter for dispensing is typically our highest revenue quarter. And obviously with the second half or third quarter at lower revenue you'll see a five segment mix impact in terms of our ability to float through at the thirty to 35% that's still the case.

Terry Darling:        Yeah, Dom maybe my question wasn't clear. I was still
                      exclusively focused on health and science. 18.4 in Q2,
                      17.2 in Q1. Pretty wide-range there and pretty good performance in spite of weak revenues. You know, in terms of your comment of flowing through at the higher end of the range with, you know, mid-single digits organic, but we're going to be below that range at the back half of the year. I'm just trying to calibrate there.

Larry Kingsley:       No Terry, sorry I didn't realize that  was the question.
                      No we are definitely not looking at Q1 as indicative of the margin opportunity for health and science.

Terry Darling:        Okay, super. Thank you.

Operator:             The next question comes from the line of Matt Summerville
                      with KeyBanc.

Matt Summerville:     Just a couple questions. First, can you provide a little
                      detail year-to-date what the additional spend has been in the health and science business? And then what that looks like in the second half of the year?

Larry Kingsley:       Matt, it's really not a matter of additional spend within
                      - from a reinvestment stand point within the health and science segment. We've been investing in the health and science marketing sales organization. The R & D capability, both internally as well as what we've acquired for three and a half or four years. So there's really not a year-over-year issue that particularly pertains.

                      We do have the ability to meter that, obviously, going forward. If, you know, we see better opportunities in one of those market segments, in one of those businesses verses the other.

Matt Summerville:     Looking at the dispensing business - to switch gears over
                      there. If you look at sequentially the second quarter over the first. You grew revenue over $2 million and operating margins were up something like four or 500 basis points.
                      Can you help me understand, I guess what's - obviously the leverage there's great - but what was going on from a
                      (mig) stand-point?

Larry Kingsley:       Sure, Matt, as you recall in the first quarter we had
                      severance expenses. So if you take that out it's basically volume and obviously operations initiatives driving the cop. The better cop here is year-over-year. And at this revenue level dispensing has a significant cost leverage.
                      So that's what you see in the numbers for the quarter. But don't forget the first quarter we had the severance expense to the numbers.

Matt Summerville:     Okay great. Thanks a lot.

Operator:             Your next question comes from the line of Ned Armstrong
                      with FBR and Company.

Ned Armstrong:        Good afternoon.

Larry Kingsley:       Hi Ned.

Ned Armstrong:        Yeah, my question involved acquisitions. I mean, you know, there's been a lot of talk about how the financing markets have been roiled and that the private acquize (sic) have been pulling their horns a little bit. Have you seen that out there in what you're looking and what are your thoughts about that in general as far as presenting opportunities for better pricing?

Larry Kingsley:       Well Ned, as you know, we focus on proprietary
                      transactions. Again, not to reemphasis the Quadro as a prototypical IDEX acquisition but in terms of Bolton it is. When we're looking at a large number of proprietary acquisitions - Particularly in the fluid metering space - typically we can find them that fit well within our historical seven and a half and nine and a half times
                      EBITDA range. Still. And if we've got enough of them under way we can afford to be selective.

                      In terms of the private equity exits of the middle market, you know, industrial technology space, I would say I've not seen that yet. I think it's likely to happen. But we haven't seen it yet. But in the mean-time our (unintelligible) teams is working hard to make acquisitions happen.

                      We, as you know, we deployed just under $400 million in '06 and again a little bit at the beginning of '07 in terms of capital toward great acquisitions. They're doing fantastically. We think we choose them well and integrate them very well. And we've got quite a few number - or quite a few on the list right now for what we would like to get done yet this year and into '08. I would personally be disappointed if we didn't deploy over $500 million in capital over the next 18 months and kind of double that over the planning period.

Ned Armstrong:        And maintaining the type of multiples that you've been
                      paying in recent acquisitions?

Larry Kingsley:       Yes.

Ned Armstrong:        Okay, thank you.

Operator:             Your next question comes from the line of Scott Graham of
                      Bear Stearns.

Scott Graham:         Hey, good afternoon. I have a question on fluid (FMT) and
                      wanted to follow up on (unintelligible). When we look at
                      (FMT) the organic growth rate of the business, we saw it at about 7% this quarter on a comparison of 8% in the year of '04. This is verses the last two quarters where organic was up 12 on a comp of 12 and ten on a comp of ten. So something did happen there even if it's, you know, not something that could set - that's continuing. Could you give us an idea of what exactly pushed the growth rate down by, you know, five points this quarter versus last quarter?

Larry Kingsley:       I think it's got - some of that you basically laid the
                      trend out very accurately in turns of the Q1 '06, Q1 '07 and the same for Q2 '06 and '07. It's not unusual for us and our businesses to have year-over-year delta of something of the sort and as you know with an (FMT) we typically would see at least mid if not high single-digit organic growth. Particularly with a comp of what we've added over the last few years. And a quart of the quarter organic rate difference of between, kind of, mid to high single-digit and double-digit is something that's likely to continue to be the case.

                      So basically to kind of restate what you asked, we saw organic orders growth year-over-year trend almost exactly with organic sales. And I wouldn't read too much more into it than that.

Scott Graham:         Well, what were the underlying markets that felt - I know
                      that this is not an easy thing for you to get to because of how many applications you're in (FMT) - but were there any markets that feel weaker in the second quarter verses the first quarter? I would think that there had to have been.

Larry Kingsley:       Not really, Scott. What we've seen in the last couple of
                      years it's the very beginning of the year in particular is a fair amount of forward investments. Particularly in the energy markets where they're typically working through some of their spring infrastructure projects. And we've seen that now actually, I think, going on three years in a row.

                      In the chemical segment it's a little more constant through the course of the year. Water and wastewater is more project driven. So that can kind of come up and down. And tends to trend a little more up. And, now I don't want to get any more specific regarding the back-half of the year with an (FMT) but to tell you that Dom and I, and Heath too, just spent a better part of a week with the team. And we feel very good about what they've got in their backlog in their project topper and what they're working to make for a very successful '07.

Scott Graham:         Now it's fair to say that comment within that paragraph
                      of, you know, subjective guidance that (FMT) should see second half growth equivalent to, you know, combined first quarter second quarter growth. That would mean, essentially, Larry, that organic sales growth in FMT in this third and fourth quarter should accelerate verses the second quarter on a year-over-year basis, yes?

Larry Kingsley:       That's the right math, Scott. We've kind of looked at the
                      year-to-date first half, which is obviously higher than the 7%. And our comment in the release is a comment.

Scott Graham:         That's helpful, thank you. As far as the dispensing
                      business, kind of the same thing. Because in the first quarter we were up ten on a minus four comp. And this quarter we were up seven on a minus four comp. Now next quarter you have a difficult comparison of 12% acknowledged and that's probably why you're cautioning towards a flat sales number. But it would suggest that in the fourth quarter here again, we should see a nice rant in organic growth in this business as well, yes?

Larry Kingsley:       Scott, I can tell you this. Yes, you're correct from the
                      stand point that third quarter for dispensing is a more difficult comp. Too, in the prepared remarks we talked about the fact that some of the smaller retailers in the US over the last couple of months have been a little slower than they were in the first quarter of '07. The big boxes, the DIY channel is still continuing with their program commitment, by and large. And most of that looks quite robust. And if you want to look at order rates as a mirror, first half second half for dispensing, that wouldn't be outlandish. But we're mainly trying to caution folks relative to the third quarter performance.

Scott Graham:         That's fine. Last question is on margin. Which the
                      contribution margin this quarter, as you've laid out, was outstanding. And it was third quarter with, you know, little bit of European vacationing, what have you, I can understand why you're thinking maybe a little bit lower than that in the third quarter. But then we should kind of be right back in the saddle in the fourth quarter. I assume that all the productivity programs that we've talked about ad nauseam, you and I, Larry and Dom, that everything is on track there.

Larry Kingsley:       Yeah. I don't like the term ad nauseam, we'd love to talk
                      about it. I would tell you Scott that our productivity metrics are tracking right where we want them to be for the year. We're tracking ahead of last year in terms of what we call hard-savings. Both material and labor.
                      Productivity is right on track. Our product moves to our Chinese facilities are basically tracking where we want them to be. And I think in terms of process-base and cost-base focus we're right where we need to be. So I feel very comfortable that we'll achieve our targets. And...

Scott Graham:         I have one last question if I might. Sorry, but the health and science, obviously a hot issue today. When we went into the breaking out of this segment to be a stand alone business I'm thinking, if memory serves - and I think I do have a good memory on this - that we were thinking that this is a business that where IDEX is concerned that mid to high-single digit organic growth is what you guys focus on getting. But that this would be more towards the higher end of that range. At least that was the thinking I think going in. Now that you're like re-tasking this business, you know, give us an idea of, you know, A, is it still, you know, that type of thinking that this should be maybe a high-single digit organic growth business? And B, what gives you the confidence now that you've had to re-task the business a little bit here once that you can in fact still get there.

Larry Kingsley:       Sure. Good question. Look. We broke out health and science for a couple reasons. At the time, if you all remember, we basically had a big pump group and we wanted the - to call folks attention to a couple of things. First, that even if you look at what we have now within the fluid metering space, we've moved well beyond pumps. We've talked about, you know, ultra-sonic technology from (Farberman) and new control and instrumentation products from Top
                      Tech. And all of what we've done to enhance our metering capability, otherwise within fluid metering.

                      But also, there was a fairly large component, about 24% of sales, that really went to a little bit different set of end markets than does the classic fluid metering industrial set of applications. That the health and science sees. And at that, you know, basis for sales we said, one, we need to demonstrate to folks that this business is going to be counter-cyclical with fluid metering. That it's not going to cycle with (unintelligible) with segments, and that we've got a great opportunity for growth.

                      Our internal expectations for growth for this business are large. We have expectations that this business will grow at the fastest pace within the company. We're not pleased at all with where we are right now. We think we've got great markets to serve and we're confident that we will continue to improve our approach to those markets.

                      So, bottom-line, we think we've got a great business. We're pleased with the segment. And again, the primary issue at the time when we broke it out was to call out how health and science is a nice compliment to what we have in the fluid metering segment.

Scott Graham:         That was very helpful, thank you.

Operator:             Once again, I would like to remind everyone in order to
                      ask a question please press star 1 on your telephone keypad. Your next question comes from Robert Lagaipa with CIBC World Markets.

Robert LaGaipa:       Thank you. Good afternoon. I hate to (blabber) health and
                      science, but I just wanted to find out, you know, the inventory correction that they had mentioned is being a little bit of a drag in the second quarter. Expecting it to dissipate and become more favorable in moving forward.
                      I mean, what end market was that in? Was it something that was fairly large or really proved to be a drag? Or was it something else?

Larry Kingsley:       The end market, Bob, is the life sciences segment. And
                      some of it's also Big Pharma I'm not going to go into details of which of the instrumentation OEM partners that is, but the end markets are very robust. Obviously they're growing very nicely. And as a matter-of-fact their forecast is to accelerate a bit.

Robert LaGaipa:       And you've already seen that in terms of you order growth
                      there?

Larry Kingsley:       What we're expecting is improved order rates, yes.

Robert LaGaipa:       Okay. And what's been the trends within gas.
                      Because gas, you know, obviously, you know, it's a large part of that segment. You know, at least historically it's been a little more industrial. And I know you've been, you know, making great strives to try to become more, you know, health science oriented within that segment. Or within that business, rather. What have the trends been within that business the last few quarters?

Larry Kingsley:       Sure. Gas, as you said, is a pretty broadly served set of
                      markets. (Unintelligible) OEM (unintelligible) player they've designed and manufactured air-handling equipment that goes into a number of the health and science segments as well as other niche industrial segments.

                      The trends there have been for the most part impacted by what we've just been talking about. Which is one of the customer relationships that we've decided to exit. Which is in the home medical segment. Other than that, gas is performing pretty well. Same comments that apply to health and science as well would apply to gas so. And the team's working very hard to grow their business (unintelligible).

Robert LaGaipa:       Terrific. Two other questions. One, in dispensing the
                      retail orders that, you know, the timing of which, obviously impacting the third quarter. Do you have any visibility to when they're expected to be delivered? I mean, do you know that they're going to be delivered in the fourth quarter? Is it something that we're still going to have to watch out for moving forward?

Larry Kingsley:       Yeah, we feel pretty good about dispensing and the retail
                      channel commitment to the various big programmatic activity. We've got fairly decent visibility into those projects and which ones are likely to take place both in the third and fourth quarter.

Robert LaGaipa:       Okay. So you're expecting improvement in the fourth
                      quarter there.

Larry Kingsley:       Yeah. We feel good with what we have right now in terms of the projects set for the fourth quarter for a decent organic growth quarter.

Robert LaGaipa:       Terrific. Last question if I could. You know, something
                      that really hasn't been talked about a lot so far. It's been in the fire safety side. You know, obviously the organic growth has been very good these last few quarters.
                      I'd imagine why that's driven by the international businesses. But what about does the Fire and Safety Act -
                      I know you've talked about in previous quarters that the fact that the release of funds really haven't come through yet. But, you know, for at least the remainder of the fiscal year, which is, you know, coming to a close soon, I would think that the release of those funds might be on the near term horizon. Where does that stand?

Larry Kingsley:       Where it stands is the $550 million that was originally
                      approved has been flowing and has been released. And there's been some debate around whether it may sum up to $490 verses $550 at the end of the fiscal year. But I think by and large we're seeing it play out within the Federal Fiscal Year as planned.

                      And so the bigger question, the ones that, you know, we're working internally all the time are to track the release of funds - the specific equipment, and the specific projects, and specific municipalities. But by and large that's, you know, that's been to plan. And according to what the Federal Government has done similarly in the last three years.

Robert LaGaipa:       Should we see any bump here in the third quarter and then
                      it start to fall off as we, you know - the fiscal year I think is the end of September, if I'm not mistaken. I mean should we see a bump here in the third quarter and then see some of that given back in the fourth quarter? How should we model that in...

Larry Kingsley:       No. No, I wouldn't assume that at all. As a matter of
                      fact, as we said before, Bob, the Fire Act, you know, in the theme of funding, basically aren't a real big impact we think to our sales. And so frankly there's been bigger impact over the lasting months - eighteen months. Like the Emission Standards changes and things of the sort between '06 and '07. So if I were you I wouldn't take it in either way in terms of my modeling.

Robert LaGaipa:       Terrific. Thanks a lot.

Larry Kingsley:       Okay Bob.

Operator:             Your next question comes from the line of Charley Brady
                      with BMO Capital Markets.

                      Charley your line is open.

Larry Kingsley:       Charley?

Charley Brady:        Yeah, hi. Just one more healthcare question, if I could.
                      You alluded to the fact, or you mentioned briefly, as you're going to go forward as you continue with customer rationalization. Is it fair to assume that those would not be to the same magnitude as the current OEM business you're exuding now?

Larry Kingsley:       Yes, that's fair to say, Charley.

Charley Brady:        Okay, and then on the fire side of the business how much
                      of that business is currently outside US or outside North
                      America? And how much of the growth from that business do you see coming outside of North America going forward?

Larry Kingsley:       That business it could take fire and safety and total is
                      about half outside of the US. And in terms of growth we'll see probably disproportion of contribution over the next couple of years from outside the US. As more people have adopted some of the rescue tools and more of the developing nations are using more fire suppression equipment. So probably, you know, 2/3 of the organic growth will come from outside the US over the next couple years.

Charley Brady:        Okay, then the final question you talked about mining
                      applications. Could you just go into little more detail about what you're doing there and some - and more specifically what type of applications would be in the mining section?

Larry Kingsley:       Mainly around shoring. We're using all three mechanical,
                      pneumatic and hydraulic tools. Basically they're derivative products that were originally designed for rescue applications to be used in mining. Both for the actual mining specialty applications themselves and getting at the desired material. But also for safety precautions sake.

Charley Brady:        Thank you.

Larry Kingsley:       Sure, Charley.

Operator:             Your next question comes from the line of Walt Liptak with
                      Barrington.

Walt Liptak:          Thanks. Good afternoon. Got an H and S question too. Was
                      there any expense related to the exit of the two OEM contracts?

Larry Kingsley:       No.

Walt Liptak:          Okay. And the 50 basis points improving in margin, was
                      that the -was that primarily the result of the exit of those contracts?

Larry Kingsley:       There's some impact there. And there's also some if you
                      remember our comments in the first quarter with respect to the acquisition associated to impact to margins. But basically Walt, you know, we continue to see margin enhancement opportunities for the health and science
                      (unintelligible).

Walt Liptak:          Okay. And I wonder if you would comment on the Quadro
                      acquisition and what the revenue growth rate might look like?

Larry Kingsley:       Well, in all the acquisitions that we're looking at, we're looking for organic capability that's within the IDEX range. Hopefully greater than that. I think Quadro is - they're certainly capable of that. I was with the Quadro team a couple weeks ago we went through in detail what their current focus is and how we need to dove-tail what they're doing into the rest of the fluid metering strategic plan. The opportunity for taking what we do well fundamentally in sanitary fluid applications now augmenting that with some of what they do well. I.E the salads and particulate handling and some of those - particularly the emulsification applications where you're trying to create a suspended fluid essentially or substance of some sort.

                      It's something that a good chunk of the Pharma, the Biopharma, number of immunization segments that we serve are looking for someone like us to bring that product capability. So, you know, I would be shocked and I would not be pleased if we didn't grow it at IDEX-like or better than IDEX-like organic rates over our three year planning horizon

Walt Liptak:          Okay. It sounds like because of those synergies that you
                      just mentioned that it could be closer to double-digits.

Larry Kingsley:       It very well could be, Walt.

Walt Liptak:          Okay, and then one last one. You mentioned in your
                      commentary about the rescue vehicles in the US and that you made it sound like there were some market share gains that you were getting outside of some of the traditional
                      OEMs. I wonder if I had that right or if you could elaborate a little bit more on that.

Larry Kingsley:       I don't think in our prepared remarks we said anything
                      about market share gains relative to the vehicles. We see good growth opportunities both in the vehicle side and on the rescue (unintelligible) side. And for that matter also with the Bandit group.

                      We see that of the vehicle builders that some of them are growing nicely. Particularly some of the small and middle-sized truck builders right now posting nice year-over-year gains. That is their own (unintelligible) but also our relationship with them. And the larger ones it's, you know, a mixed bag - some doing well, some not doing as well.

Walt Liptak:          Okay. Okay, thanks very much.

Larry Kingsley:       Sure, Walt.

Operator:             At this time there are no further questions. Gentleman,
                      are there any closing remarks?

Larry Kingsley: Well let me just say in very brief form, thank you for joining. Obviously we're very pleased with our Q2 record performance. The back half of the year for almost all of our business looks great. We're very focused as always in terms of operational execution. And we'll talk to you in a quarter. Until then thanks very much.

Operator:             Thank you. That does conclude the IDEX Corporation Second
                      Quarter Earnings Release Conference Call. You may now disconnect.


                                       END